Exhibit A

Joint Filing Agreement

The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the Common Shares of DAVIDsTEA Inc. shall be filed on behalf of the undersigned.

Rainy Day Investments Ltd.

By:	/s/ Herschel H. Segal
Herschel H. Segal, CEO & President

/s/ Herschel H. Segal
Herschel H. Segal